Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE	Company Contact:
Matthew H. Knight
President
(302) 456-6789
www.sdix.com

Strategic Diagnostics Inc. Awarded Order for United Nations
Environmental Programme in Iraq

NEWARK, Del., December 16, 2004 - Strategic Diagnostics Inc. (Nasdaq: SDIX) - a leading provider of antibody products and analytical test kits for the food-safety and water-quality markets, has been awarded a contract to supply the United Nations Environmental Programme (UNEP) with on-site testing systems for site investigations in Iraq. The $100,000 order is the first for SDI with the UNEP, which provides environmental expertise and guidance throughout the world.

As discussed in an article in the business section of today’s Delaware News Journal, (www.delawareonline.com), the UNEP project, being performed in conjunction with the Post-Conflict Assessment Unit (PCAU) and the Iraqi Ministry of Environment, contains five sites selected from a list of ten priority sites for a pilot study. It has been estimated that there are over 300 such contaminated sites in Iraq.

Matthew Knight, President of Strategic Diagnostics commented, “The current market for environmental testing is estimated to be more than $1.5 billion. Through projects such as the UNEP work in Iraq, SDI can further demonstrate how on-site testing can be used to give superior results and lower total overall project cost allowing for a more cost effective solution. We feel that this can contribute significantly to the profitable growth of the company. The UN contract included training for Iraqi nationals and UNEP staff performing the analyses, and we think that this training is critical to our overall success. As more people begin to adapt the application of this technology, it will find a larger market around the world.”

Mr. Knight adds, “The UNEP project is using test systems across our portfolio of products, from fuel/oil detection kits to PCB kits to our Deltatox® systems for a total environmental toxicity screen. We consider this a further and growing endorsement of rapid, field-based testing systems. In addition to the humanitarian benefit, this project connects SDI to new opportunities where cost and accessibility to laboratories are a major problem, and SDI can provide the solution.”

Strategic Diagnostics Inc. is the world-leading provider of the rapid, point-of-use test methods for determining quantitative and specific contamination in soil and water. SDI technology is used by consultants, engineers, laboratories and environmental regulators to rapidly, reliably and cost-effectively characterize environmental contamination on-site, and conclusively test for effective removal or remediation of contamination.

About Strategic Diagnostics Inc.

SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI’s test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. FeedChek™, Trait Chek™, GMO QuickChek™, and GMO Chek™ are pending trademarks for SDI.

This news release contains forward-looking statements reflecting SDI’s current expectations. When used in this press release, the words “anticipate”, “could”, “enable”, “estimate”, “intend”, “expect”, “believe”, “potential”, “will”, “should”, “project” “plan” and similar expressions as they relate to SDI are intended to identify said forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, which may cause actual results to differ from those anticipated by SDI at this time. Such risks and uncertainties include, without limitation, changes in demand for products, delays in product development, delays in market acceptance of new products, retention of customers and employees, adequate supply of raw materials, the successful integration and consolidation of the Maine production facilities, inability to obtain or delays in obtaining third party, including AOAC, or required government approvals, the ability to meet increased market demand, competition, protection of intellectual property, non-infringement of intellectual property, seasonality, and other factors more fully described in SDI’s public filings with the U.S. Securities and Exchange Commission.